EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Employment Agreement) is made and entered into this 1st day of June 2007, by and between IntelligenTek Corporation, a California corporation (“Company”), located at NASA Research Park, MS 19046. Rm. 1071, Moffett Field, CA 94035 and Jim Martin,  (“Employee”) located at 140 Allen Road, Woodside, CA 94026

R E C I T A L S

A. Company desires to employ Employee in an executive capacity and Employee is willing to render such services on the terms and conditions hereinafter set forth.

B. To employ Employee, Company is willing to offer substantial compensation to Employee in the form of an annual salary, a bonus and other benefits provided to executive officers of Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is agreed, as follows:

1. Employment.  Company hereby employs Employee during the Employment Period as its Vice President of Research and Development (R&D) with the responsibilities of such offices as may be set forth or as established from time to time by the Chief Executive Officer of Company (the “CEO”), and Employee hereby accepts such employment and agrees to devote substantially all of his business and professional time and energy to Company.  The CEO may, in its discretion, change the executive office held by Employee or change the duties assigned to Employee; in any event, Employee shall during the Employment Period report to the CEO.

2. Employment Period.   The term of this Agreement shall commence on June 1, 2007 and, unless extended by mutual agreement of the parties hereto or sooner terminated pursuant to Section 7 hereof, shall terminate on January 31, 2010 (the “Employment Period”).

3. Compensation.

a. Salary.  In consideration for services performed pursuant to Section 1 hereof, Company will pay or cause to be paid, and Employee will be entitled to receive and hereby agrees to accept, a monthly base salary of Twelve Thousand Five Hundred Dollars ($12,500), subject to increases in the discretion of the Board, less usual withholding deductions, payable twice monthly in equal installments.

b. Bonus.  In addition to the salary provided in Section 3(a) hereof, Company may pay to Employee, during the Employment Period, as an incentive bonus, an amount determined in the discretion of the Compensation Committee of the Board.  The Committee shall provide a review of the performance of Employee, in conjunction with consideration of such a discretionary incentive bonus, no less often than annually.

c. Expenses.  Company shall reimburse Employee for all authorized and approved expenses incurred and paid by Employee in the course of the performance of his duties pursuant to this Agreement.  Employee shall comply with all Company policies and procedures with regard to expense reimbursement.

d. Benefits.  Company shall provide Employee, during the Employment Period, with the same insurance and benefit plans as are provided to executives of Company at similar levels of management, provided Employee qualifies for inclusion in such policies and plans in accordance with the terms thereof.  Attached as Exhibit A is a list of all insurance and benefit plans currently available to Employee.

e. Vacation.  Employee shall be entitled to two (2) weeks paid vacation per year.  At the discretion of the Board, Employee may receive an increase in the amount of paid vacation earned, dependent upon years of service with the Company.

4. No Conflict.  Employee shall not undertake positions with other employers as an employee, director or consultant without the express written consent of the Board.  Except as set forth in Exhibit B, Employee is not now engaged and has no future obligation to be engaged in any activities, which may inhibit Employee’s ability to devote his full time efforts to the performance of his duties hereunder.

5. Proprietary Information and Inventions Agreement.  Employee shall execute and agrees to comply with all terms and conditions of the Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit C to this Agreement.

6. Definition of Subsidiary.  Company shall include any and all subsidiaries of Company.  A “subsidiary” is (a) any corporation, 50% or more of the outstanding voting stock of which is owned by Company or by one or more subsidiaries of Company, or (b) any other entity or enterprise, 50% or more of the equity or the voting control of which shall be owned by Company or by one or more subsidiaries of Company, with ownership or control to be determined at the relevant time by Company’s Board of Directors.

7.  Termination.

a. Death or Disability.  Employee shall receive full compensation for services to be performed hereunder during any period of illness or incapacity during the Employment Period, except as provided in this Section 7.  Company may terminate the Employment Period immediately upon expiration of the one hundred eighty (180) day period set forth below in the event Employee suffers an illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive calendar days, or a period or periods of more than one hundred eighty (180) calendar days in the aggregate in any twelve-month period; in any case, effective as at the last day of the month in which Company gives written notice to Employee of Company's intention to do so.  The Employment Period shall terminate immediately upon the death of the Employee.  Upon termination of the Employment Period under this Section 7(a), Company shall pay Employee, or Employee's personal representative, as the case may be, all amounts due for services through the date of such termination.

b. Termination for Cause.  Company shall have the right to terminate the Employment Period immediately for cause, in which event the obligations of Company shall be limited to compensation and expense reimbursement due hereunder, if any, through the date of termination.  Termination for cause shall be communicated by written notice and effective immediately upon such communication.

c. Termination without Cause.  Company shall have the right to terminate the Employment Period upon thirty (30) days prior notice for reason other than cause, death or disability.  In the event of such termination without cause, Company shall pay Employee a severance payment as follows: (i) if such termination is during the first twelve (12) months of the Employment Period, in an amount equal to three (3) month's salary based upon the average monthly salary earned by Employee during the Employment Period prior to termination; or (ii) if such termination occurs after the first twelve (12) months of the Employment Period, in an amount equal to six (6) months' salary based upon the average salary earned by Employee during the 12-month period immediately preceding the termination.

d. Termination by Employee.  Employee may terminate the Employment Period upon thirty (30) days prior written notice for any reason whatsoever.  In the event of such termination by Employee, the obligations of Company shall be limited to compensation and expense reimbursement due, if any, as of the date of termination.

e. Cause.  "Cause" as used in this Agreement shall mean any one or more of the following:

(1) Employee's material breach or neglect of the duties and obligations required of him by the terms of this Agreement, provided such breach or neglect continues after Company has given Employee thirty (30) days notice thereof and Employee does not cure such breach or perform in accordance with the duties required of him;

(2) Commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or

(3) Conviction in a state or federal court of the United States of a crime involving acts constituting fraud, embezzlement, misappropriation, moral turpitude, or dishonesty.

f. Termination by Board.  The decision by Company to terminate the employment of Employee under this Agreement shall be made by the Board.

8. Non-Waiver of Rights.  The failure to enforce, at any time, any of the provisions of this Agreement or to require, at any time, performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provision or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

9. Invalidity of Provisions.  The invalidity or unenforceability of any particular provisions of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10. Assignment.  This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives.  Neither of the parties hereto may make any assignment or delegation of this Agreement, or any interest herein, without the prior written consent of the other party, except that, without such consent, this Agreement may be assigned to any corporation or entity which shall succeed to the business presently being operated by Company, by operation of law or otherwise, including by dissolution, merger, consolidation, transfer of assets, or otherwise.

11. Amendments.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

12. Notices.  Notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows: to IntelligenTek Corporation, at NASA Research Park, MS 19-46, Rm. 1071, Moffett Field, CA 94035; and to Employee at her address as it appears on the payroll records of Company; or to such other address as may have been furnished to the other party by written notice.

13. Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be settled by arbitration in Orange county, in accordance with the Employment Arbitration Rules of the American Arbitration Association then existing before a single arbitrator.  Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.  Arbitrators shall be persons experienced in employment matters.

14. Attorneys’ Fees.  Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or any provision hereof, or for declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

15. Entire Agreement.  This Agreement supersedes all prior agreements or understandings (if any), relating to the employment or compensation of Employee, both written and oral, between Company and Employee.

16. Interpretation.  This Employment Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of California, without reference to conflicts of law principles.

IN WITNESS HEREOF, the parties have caused this Employment Agreement to be executed as of the date first above written.

IntelligenTek Corporation

By:

Original signature on file.

Its:

Chief Executive Officer

Accepted:

Original signature on file.

Jim Martin